Exhibit 10.52

GT Solar Incorporated

243 Daniel Webster Highway

Merrimack, New Hampshire 03054

EMPLOYMENT AGREEMENT AMENDMENT FOR CODE SECTION 409A

December 31, 2008

David W. Keck

191 Kelsey Lane

Butte, MT 59701

Dear Mr. Keck,

This letter agreement (the “Amendment”) shall amend the Employment Agreement, dated as of April 12, 2006, as amended by that letter agreement dated January 16, 2007 (as so amended, the “Employment Agreement”), between you (the “Executive”) and GT Equipment Technologies, Inc. (now known as GT Solar Incorporated, the “Company”).  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.  Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect, and this Amendment shall not serve in any manner as a waiver or a novation of the Executive’s duties or obligations under the Employment Agreement; provided, that in the event that any provision in this Amendment conflicts with the Employment Agreement or any other agreement, policy, plan or arrangement between the Executive and the Company, the terms of this Amendment shall govern.

You agree and acknowledge that notwithstanding any other provision of the Employment Agreement to the contrary, the Employment Agreement is hereby amended as follows:

1.                                       Section 3(b) of the Employment Agreement is amended and restated in its entirety as follows:

“(b)                           Bonus.  The Executive shall be eligible during each twelve (12) months of the Term (“Bonus Period”) to receive a cash bonus (“Bonus”) calculated as Eight Thousand Dollars ($8,000.00) for each One Million Dollars ($1,000,000) in confirmed bookings by the Company from the sale of silicon production equipment and related engineering services (“Bonus Sales”) during a given twelve month Bonus Period for which a Bonus is calculated, provided that the combined amount payable for Base Salary and Bonus during any twelve month Bonus Period shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000).  Bonuses will be payable as follows for sales for which a Bonus is payable:  (i) fifteen percent (15%) upon the Company’s receipt of the customer deposit for such sale, (ii) forty-five percent (45%) upon shipment of the equipment that is the subject of such sale, and (iii) forty percent (40%) upon final payment by the customer of the remainder of the purchase price for such sale.  Any payments payable to Executive pursuant to this Section 3(b) shall be paid to Executive (X) only if Executive is employed by the Company on the last day of the Company’s calendar quarter during which the triggering event described in clauses (i), (ii), (iii) or (iv) of the preceding sentence occurred, and (Y) in the calendar quarter immediately following the calendar quarter in which such triggering event occurred.”

2.                                       Section 3(b) of the Employment Agreement is amended and restated in its entirety as follows:

“(c) Long-Term Incentive. The Executive shall be considered for equity awards by GT Solar International, Inc., the Company or such other company established by the Company as the operating entity for the development and sale of silicon production equipment and related engineering services, subject to approval of the Board.”

3.                                       Section 4(d) of the Employment Agreement is amended by inserting the following new paragraph immediately preceding the second to last paragraph of such Section:

“Any payment or benefit contemplated under Section 4(d)(i) or (ii) shall be subject to the Release delivered pursuant thereto having been executed and no longer subject to revocation, in each case within 60 days of the Termination Date.”

4.                                       Clause (iii) of Section 4(d)(i) of the Employment Agreement is amended and restated in its entirety as follows:

“cash severance payments equal in the aggregate to the Executive’s annual Base Salary at the time of termination, payable in twelve (12) equal monthly installments beginning as provided in Section 4(f) below and delayed as required in Section 5 below; and”

5.                                       Clause (iv) of Section 4(d)(ii) of the Employment Agreement is amended and restated in its entirety as follows:

“cash severance payments equal in the aggregate to six (6) months of the Executive’s Base Salary at the time of termination, payable in six (6) equal monthly installments beginning as provided in Section 4(f) below and delayed as required in Section 5 below; and”

6.                                       A new Section 4(f) is added to the Employment Agreement as follows:

“Once the Release described in Section 4(d)(i) or (ii) is executed and no longer subject to revocation then the following shall apply:

(i)                                     To the extent any cash payment or continuing benefit to be provided under Section 4(d)(i) or (ii) is not “deferred compensation” for purposes of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Termination Date.

(ii)                                  To the extent any cash payment or continuing benefit to be provided under Section 4(d)(i) or (ii) is “deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Termination Date.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein.”

7.                                       A new Section 5 is added to the Employment Agreement as follows:

“Section 5.  Section 409A Compliance.

(a)                                  The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)                                 A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)                                  Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)                                     With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay

Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)                                  To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)                                 To the extent that any agreement provides for the reimbursement of expenses or the provision of in-kind benefits that constitute “non-qualified deferred compensation” under Code Section 409A, the following shall apply: (i) all expenses or other reimbursements under an agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (2) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit; and (3) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(e)                                  For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(f)                                    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.”

[Signature page follows]

Sincerely,

GT SOLAR INCORPORATED

/s/Brian P. Logue

By: Brian P. Logue
Its: Vice President-Human Resources

ACCEPTED AND AGREED:

/s/ David W. Keck

David W. Keck

Date: December 31, 2008

[Signature Page to 409A Amendment]